Exhibit 10.23

REAL ESTATE PURCHASE AGREEMENT

by and between

Amelang Partners/Alpine, Ltd.,

a Texas limited partnership,

as “Seller”

and

BC DEVELOPMENT CO., LLC,

a Missouri limited liability company,

as “Buyer”

i

ARTICLE 7		26

7.1	CASUALTY	26
7.2	CONDEMNATION	26

ARTICLE 8		26

ARTICLE 9		27

9.1	ENTIRE AGREEMENT	27
9.2	BINDING ON SUCCESSORS AND ASSIGNS	27
9.3	ASSIGNMENT BY BUYER	27
9.4	WAIVER	27
9.5	GOVERNING LAW	27
9.6	COUNTERPARTS	27
9.7	NOTICES	27
9.8	ATTORNEYS’ FEES	29
9.9	IRS REAL ESTATE SALES REPORTING	29
9.10	TIME PERIODS	29
9.11	MODIFICATION OF AGREEMENT	29
9.12	FURTHER INSTRUMENTS	29
9.13	DESCRIPTIVE HEADINGS; WORD MEANING	29
9.14	BUSINESS DAY	29
9.15	CONSTRUCTION OF AGREEMENT	29
9.16	SEVERABILITY	30
9.17	EXCLUSIVITY	30
9.18	SECTION 1031 EXCHANGE	30
9.19	STATUTORY NOTICES	30

SCHEDULE OF EXHIBITS

EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	LIST OF PERSONAL PROPERTY
EXHIBIT “C”	LEASE
EXHIBIT “D”	CURRENT PROPERTY CONTRACTS
EXHIBIT “E”	FORM OF DEED
EXHIBIT “F”	BILL OF SALE AND ASSIGNMENT
EXHIBIT “G”	PROPERTY INFORMATION
EXHIBIT “H”	LOAN DOCUMENTS
EXHIBIT “I”	CLOSING RELEASE

ii

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 21st day of June, 2010 (the “Effective Date”), by and between AMELANG PARTNERS/ALPINE, LTD., a Texas limited partnership (“Seller”), and BC DEVELOPMENT CO., LLC, a Missouri limited liability company or its assigns (“Buyer”), for the purchase of certain real property more particularly described herein.

ARTICLE 1

SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller upon the terms and conditions of this Agreement:

1.1.1 All of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”).

1.1.2 All buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (the “Improvements”).

1.1.3 All equipment, machinery, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Land or Improvements, including, without limitation, the personal property listed on Exhibit “B” attached hereto (the “Personal Property”).

1.1.4 All of Seller’s rights in the lease and any other occupancy agreement covering any portion of the Land or Improvements (the “Lease”), including the lease listed on Exhibit “C” attached hereto and any leases that may be subsequently entered into in accordance with this Agreement, and including Seller’s rights to any tenant deposit held by Seller (the “Tenant Deposit”) pursuant to the Leases.

1.1.5 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements or Personal Property in the possession of Seller, (ii) all use, occupancy, building and operating licenses, permits, approvals, and development rights (iii) any trade name or names used or utilized in connection with the Land and Improvements, including without limitation the trade name “Alpine Federal Courthouse”, (iv) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”).

1.1.6 All of Seller’s rights, if any, in all service contracts (other than management and leasing contracts) affecting the Land or Improvements as set forth on Exhibit “D” attached hereto (the “Property Contracts”), to the extent Buyer assumes the same in accordance with Section 3.4 below.

1.1.7 All rights, which the Seller may have, if any, in and to any telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the existing business operation of the Land and Improvements (the “Miscellaneous Property”).

1.1.8 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property” and the Real Property, Personal Property, Leases, Tenant Deposits, Intangible Property, the Property Contracts and the Miscellaneous Property, are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Twenty Million Four Hundred Thousand and 00/100s Dollars ($20,400,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), by assumption of Seller’s Loan (based on the principal balance of the Loan on the Closing Date), and the remainder by wire transfer of immediately available federal funds, plus or minus all adjustments or credits as set forth herein.

1.4 Deposit. Within three (3) Business Days after the Effective Date, Buyer shall deliver to Chicago Title Insurance Corporation, 830 East Main Street, Suite 1600, Richmond, VA 23219, Attn: Chris Newman (“Escrow Holder”), a good faith deposit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Initial Deposit”), and within three (3) Business Days following the receipt of the approval of Existing Lender (defined in Section 3.6) to the Loan Assumption (defined in Section 3.6), assuming Buyer has not previously terminated this Agreement, Buyer shall deliver to Escrow Holder an additional good faith deposit (“Additional Deposit”) of Fifty Thousand and 00/100 Dollars ($50,000.00). The Initial Deposit and the Additional Deposit shall be collectively referred to as the Deposit. For purposes of this Agreement the terms “Deposit” shall include any and all interest earned thereon. The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Deposit shall be applied to the Purchase Price if the Closing occurs. After the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, (iv) a casualty or condemnation, (v) the failure of Existing Lender (defined in Section 3.6) to approve the Loan Assumption (defined in Section 3.6), or (vi) as otherwise expressly provided in this Agreement, and the Deposit shall constitute liquidated damages to Seller if escrow fails to close solely as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement under Section 3.5, or be deemed to terminate this Agreement in accordance with Section 2.2, the Deposit shall be returned to Buyer as provided in Section 3.5 below.

1.5 Closing Date. The Closing shall take place through an escrow opened with Escrow Holder on or before the date (the “Closing Date”) which is sixty (60) days after the expiration of the Due Diligence Period (defined in Section 3.2 below). Notwithstanding the foregoing, following the approval of the Loan Assumption (defined in Section 3.6) by Existing Lender (defined in Section 3.6), the Buyer has the right, upon five (5) Business Days’ notice to Seller, to accelerate the Closing Date. In addition to the foregoing, the Buyer and Seller may elect to hold the Closing at such other place and on such other later date as Buyer and Seller may mutually agree in writing. For purposes of this Agreement “Close of Escrow” or “Closing” means the date Escrow Holder disburses funds in accordance with this Agreement and is irrevocably committed to record the Deed in favor of Buyer.

1.6 Independent Consideration. As separate consideration for Seller entering into this Agreement, Buyer has delivered to Seller the sum of One Thousand and no/100 Dollars ($1,000.00) (the “Independent Consideration”), which consideration shall be deemed earned as of the Effective Date.

ARTICLE 2

TITLE AND SURVEY

2.1 Title and Survey. During the Due Diligence Period (defined in Section 3.2 below), Buyer, at Buyer’s cost and expense, may obtain a preliminary title report or commitment (the “Preliminary Report”) from Chicago Title Insurance Corporation, 830 East Main Street, Suite 1600, Richmond, Virginia 23219, Attn: Chris Newman (the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title as well as an existing survey, if any, from Seller. Buyer shall, at its option and at its expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”) and (ii) order an update of the existing survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”). Buyer shall cause the Title Company to provide to Seller and Seller’s counsel a copy of the Preliminary Report, the UCC Searches, and the Survey.

2.2 Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination. On or before the last day of the Due Diligence Period, with respect to the Preliminary Report, or within ten (10) days after delivery to Buyer of any supplement to the Preliminary Title Report (“Supplemental Report”), with respect only to matters not set forth in the Preliminary Report but set forth in the Supplemental Report, Buyer may deliver to Seller a notice (the “Title Objection Notice”) setting forth (i) any matters shown on the Preliminary Report, Supplemental Report, Survey or UCC Searches to which Buyer objects and requires to be eliminated, (ii) any modifications, supplements or other modifications of the legal description, description of exceptions or other matters set forth in the Preliminary Report, Supplemental Report or Survey, and (iii) any endorsements or other affirmative title insurance coverage required to be included in the Title Policy (collectively, clauses (i), (ii) and (iii) herein shall be referred to hereinafter as the “Title Objections”). Buyer may make its determination of whether any of the matters contained in the Preliminary Report, Supplemental Report, Survey or UCC

Searches (as applicable) are appropriate or are objectionable in its sole discretion. Buyer’s failure to give the Title Objection Notice shall be deemed to constitute Buyer’s disapproval of matters disclosed in the Preliminary Report, Supplemental Report, Survey, or UCC Searches (as applicable) and this Agreement shall terminate. If Buyer delivers a Title Objection Notice, Seller shall have five (5) Business Days from the receipt of Buyer’s notice (the “Seller’s Response Period”) to provide Buyer with written notice of Seller’s election to remove or otherwise cure to Buyer’s satisfaction the Title Objections prior to the Closing (“Seller Response Notice”); provided however, and notwithstanding Buyer’s inclusion or lack thereof in any Title Objection Notice, Seller shall be obligated to eliminate all monetary liens or encumbrances arising by through or under Seller, and any exceptions created or consented to by Seller after the Effective Date (collectively, the “Required Cure Items”), unless approved in writing by Buyer, which Seller shall cause to be released at Closing. With the exception of the Required Cure Items, if Seller fails to deliver the Seller Response Notice within the Seller Response Period, then Seller shall be deemed not to have elected to cure all of the disapproved matters set forth in Buyer’s Title Objection Notice. If Seller timely delivers notice of election not to cure a disapproved item, or is deemed not to have elected to cure a disapproved item, then Buyer may either (i) elect to terminate this Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering notice of Buyer’s election to Seller within five (5) Business Days after the receipt of the Seller Response Notice (the “Buyer Response Period). If Buyer fails to deliver its notice of election to terminate this Agreement or waive its prior disapproval within the Buyer Response Period, Buyer shall be deemed to have disapproved of Seller’s Response Notice and this Agreement shall terminate. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.5 shall apply.

2.3 Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following permitted encumbrances: (a) current, non-delinquent real estate taxes and assessments, (b) the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition, (c) the Lease, and (d) any other matters approved in writing by Buyer.

ARTICLE 3

INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such investigations, including tenant interviews (subject to the limitations set forth in Section 3.1(h) hereof), appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems reasonably necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the occupancy of the tenant or its employees, licensees or invitees. Regarding Buyer’s investigations, in addition to the forgoing:

a. Prior to the physical entry upon the Property by Buyer or Buyer’s agents, contractors, or employees, Buyer must deliver evidence to Seller that Buyer has insurance for its proposed inspection activities, in amounts and with coverages that are substantially the same as those maintained by Seller or in such lesser amounts or with such lesser coverages as are reasonably satisfactory to Seller;

b. Buyer must notify Seller at least forty-eight (48) hours in advance of Buyer’s plans to conduct tests so that Seller may be present during the tests;

c. if the Land or Improvements are altered because of Buyer’s inspections, Buyer must return the Land or Improvements to their pre-inspection condition promptly after the alteration occurs;

d. Buyer must deliver to Seller copies of all inspection reports that Buyer prepares or receives from third-party consultants or contractors within three (3) days after their preparation or receipt;

e. Buyer must abide by any other reasonable entry rules imposed by Seller;

f. Buyer will indemnify, defend, and hold Seller harmless from any loss, reasonable attorney’s fees, expenses, or claims arising out of Buyer’s investigation of the Land or Improvements, except repair or remediation of existing conditions discovered by Buyer’s inspections. The obligations of Buyer under this provision will survive termination of this Agreement and Closing; and

g. Buyer releases Seller and those persons acting on Seller’s behalf from all claims and causes of action (including claims for attorney’s fees and court and other costs) resulting from Buyer’s investigation of the Land or Improvements.

h. Buyer, or Buyer’s representatives may meet with a representative of the Tenant, or any governmental entity with responsibility for the administration of the Lease, for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement (including information regarding the tenant and the Lease and any property condition); provided, however, Buyer must contact Seller at least three (3) full Business Days in advance by telephone to inform Seller of Buyer’s intended meeting and to allow Seller the opportunity to attend such meeting in person if Seller desires.

3.2 Due Diligence Period. Buyer shall have forty-five (45) days from the Effective Date of this Agreement (the “Due Diligence Period”) to physically inspect the Property, review the economic data, underwrite the tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate.

3.3 Items to be Provided by Seller. No later than one (1) Business Day after the Effective Date, Seller shall deliver to Buyer (by electronic or overnight delivery) accurate and complete copies of all of the information set forth on Exhibit “G” attached hereto and incorporated herein (“Property Information”). In addition to the foregoing deliveries, Seller shall make available to Buyer for inspection and copying at Seller’s offices in Houston, Texas the originals of any of the Property Information and any and all other documents, instruments, studies, reports, surveys, maps, files, correspondence (including without limitation, tenant correspondence files), reports and other materials related to the Property and not included in the Property Information. Notwithstanding the foregoing, however, Seller shall not be obligated to make available to Buyer any information, materials or documents (whether in electronic or printed format) that consist of appraisals, budgets, strategic plans for the Property, internal analyses, information relating to the marketing of the Property for sale, attorney and accountant work product, attorney-client privileged documents, internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates, and correspondence by and among such parties, or other information in the possession or control of Seller, its property manager or any direct or indirect owner of any beneficial interest in Seller, that Seller, in its sole discretion, deems to be confidential or proprietary to Seller, Seller’s business or operation of Seller’s business. Seller agrees to update, provide and make available to Buyer new Property Information as it becomes available. Except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Information or the source(s) thereof, and some if not all of the Property Information was prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Information, or in any other written or oral communications transmitted or made available to Buyer. Buyer, at its sole cost and expense, shall have the right (but not the obligation) to have its auditor, BDO Seidman, LLP, or another qualified auditor of Buyer’s choosing conduct an audit of the property financial statements and other information. Where financial statements are required to be prepared in accordance with generally accepted accounting principals (GAAP), to the extent Seller does not have such financial statements, Buyer shall have the right (but not the obligation), at its sole cost and expense, to have its accountants prepare Seller’s financial statements in accordance with GAAP. Except as otherwise set forth herein, Buyer shall rely solely upon its own investigation with respect to the Property, including without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Information and is providing the Property Information solely as an accommodation to Buyer.

3.4 Buyer’s Possible Early Termination. Buyer shall have the right to approve in Buyer’s sole and absolute discretion, the Property, the Property Information, the Property Contracts, the Preliminary Report, any Supplemental Report, the Survey, the UCC Searches, or any other matter whatsoever regarding the Property and the Loan Assumption. On or before the last day of the Due Diligence Period, Buyer shall provide written notice (“Approval Notice”) to Seller and Escrow Holder that Buyer has approved the Property, including the assumption of the

Property Contracts. Buyer’s failure to provide an Approval Notice upon the expiration of the Due Diligence Period shall be deemed disapproval of the Property. At any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller and Escrow Holder disapproving the Property (“Disapproval Notice”). Upon the giving of a Disapproval Notice or the deemed disapproval of the Property, this Agreement shall automatically terminate and the provisions of Section 3.5 shall apply.

3.5 Consequences of Buyer’s Early Termination. Upon the giving of a Disapproval Notice or upon deemed disapproval pursuant to Section 2.2 or Section 3.5, this Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Provided Buyer is not then in default under the terms of this Agreement, Escrow Holder shall pay the entire Deposit to Buyer not later than one (1) Business Day following receipt of Buyer’s Disapproval Notice (as long as the then-current investment of the Deposit can be liquidated in one (1) Business Day). Notwithstanding the foregoing, in any event, Escrow Holder will obtain the written consent, which shall not be unreasonably withheld, conditioned or delayed, of both Seller and Buyer before releasing the Deposit to either party.

3.6 Assumption of Existing Loan. At Closing, Buyer intends to assume the loan (the “Loan Assumption”) evidenced by a note in the original principal amount of Seventeen Million Twenty-Four Thousand and no/100 Dollars ($17,024,000.00) (the “Loan”). Documents securing the Loan currently encumber the Property. The Loan was originally made by Wells Fargo Bank Northwest, N.A. as Trustee and is currently serviced by Wells Fargo Bank Northwest, N.A. (collectively with any successors and assigns, the “Existing Lender”), and is evidenced and/or secured by a number of documents, which are hereinafter collectively referred to as the “Loan Documents” are listed on Exhibit “H” attached hereto and incorporated by reference. The Existing Lender’s consent and approval is required before Buyer will be permitted to assume the Loan. Buyer shall pay all costs, fees and expenses in connection with Buyer attempting to obtain Existing Lender’s approval of the assumption of the Loan, including but not limited to: (i) the Existing Lender’s assumption fee in the amount of one percent (1.0%) of the outstanding principal balance of the Loan; (ii) legal fees and expenses of the special counsel representing the beneficial holder of the promissory note described in the Loan Documents; (iii) document filing fees and title insurance endorsement fees required by Existing Lender; and (iv) legal fees for opinions of counsel required by Existing Lender (collectively, the “Loan Assumption Related Fees”). In addition to the foregoing, Buyer shall not be responsible for and Seller shall be solely responsible for the costs of curing any defaults by Seller under the Loan and all other costs and expenses incurred by Seller under the Loan whether or not related to the Loan Assumption. In connection with such approval, the parties shall diligently, promptly and in good faith attempt to obtain such approval and both parties will supply the information reasonably requested by Existing Lender with respect to such approval. Buyer agrees to make application to the Lender for the Loan Assumption within ten (10) business days from Buyer’s receipt of all Property Information, and Seller hereby authorizes Buyer to contact Existing Lender directly regarding the Loan Assumption. Seller and Buyer shall cooperate in all respects in connection with the Loan Assumption, and Seller shall execute any and all applications or other documents required by Existing Lender as part of the Loan Assumption process. The documents evidencing the Loan Assumption shall provide that from and after the Closing Date Seller is to be released by Existing Lender of all liability under the Loan Documents, and further such documents shall contain mutual indemnities between Buyer and Seller for costs, obligations and liabilities arising under the Loan Documents after and before the Closing Date, respectively. It shall be a condition precedent to Buyer’s obligation to close that the terms of the Loan Assumption be acceptable to Buyer in Buyer’s sole and absolute discretion. This Agreement shall automatically terminate and the Deposit shall be returned immediately to Buyer if approval of Buyer’s assumption of the Loan is denied or is not obtained prior to Closing.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a duly formed and validly existing limited partnership organized under the laws of the State of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 Seller has good and marketable title to the Property. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein, which will not be reflected in the Preliminary Report. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Lease, and those matters reflected in the Preliminary Report, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 Other than the consent of the government tenant under the Lease, to Seller’s knowledge, the authorization, consent, and approval of a governmental authority is not required for the Closing herein described to occur.

4.1.6 There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened (a) affecting Seller, which if determined adversely, would affect its ability to perform its obligations hereunder; or (b) against any portion of the Property.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 To the best of Seller’s knowledge, neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organizational certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9 Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Lease, the Property Information, or disclosed in the Preliminary Report.

4.1.10 There is no pending, threatened or contemplated condemnation proceeding relating to the Property to the best of Seller’s knowledge, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11 Seller has delivered or made available to Buyer a complete copy of the Lease and other occupancy agreements affecting the Property. The Lease is in full force and effect. Seller is “landlord” or “lessor” under and is entitled to assign to Buyer, with the tenant’s consent. Neither Seller nor the tenant is currently in default under the Lease, nor does there exist any condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default of either party under the Lease. Except as set forth in the Threshold Estoppel, the tenant is not asserting any claim of offset or other defense in respect of its or Seller’s obligations under the Lease, and there are no unresolved disputes relating to the calculation of additional rent under the Lease. There are no pending or incomplete tenant improvements, unpaid tenant improvement costs, or leasing commissions with respect to the Lease, and no pecuniary obligation to tenant and brokers has vested or accrued and is owed by Seller, except that shall be fully completed and paid in full prior to Closing.

4.1.12 Reserved.

4.1.13 Reserved.

4.1.14 Except as set forth in Section 3.3, Seller has delivered or made available to Buyer true and complete copies of all management and leasing contracts to which Seller is a party and affecting the Property and, to the best of Seller’s knowledge, all other contracts and agreements, documents, reports, materials and information that are in Seller’s possession or control with respect to the ownership, use and/or operation of the Property and under which Buyer could have liability following the Closing. Seller has not, within the last year, received any written notice of any default under any Property Contract or other such contract or agreement that has not been cured or waived.

4.1.15 Except as expressly assumed by Buyer at Closing, there are no debts or other liabilities or obligations relating to the Lease or the Property, including but not limited to tenant improvement costs and leasing commissions, vesting, accruing and/or arising prior to Closing which will be due or payable from or by Buyer.

4.1.16 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any restrictions or covenants recorded against the Property.

4.1.17 To Seller’s knowledge and except as disclosed in the Property Information, there are no material defects in the structural elements of the Improvements and all improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and, there is no material leak or material defect in any roof located upon the Property.

4.1.18 Seller has not received any written notice from, and is otherwise aware of no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.19 Seller has received no written notice of any pending or threatened request, application or proceeding to alter or restrict the zoning or other land use restrictions applicable to the Property. Seller has received no written notice of any study or effort by any state or local governmental authority or agency, or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

4.1.20 Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.21 Seller has received no notice that the Property or any portion thereof contains any form of toxic mold.

4.1.22 To Seller’s knowledge without due inquiry, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.1.23 Exclusive of claims against the Tenant and/or the Tenant’s leasehold interest in the Property, there are no claims pending or unpaid bills against Seller or the Property which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. Exclusive of claims against the Tenant and/or the Tenant’s leasehold interest in the Property, there are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Close of Escrow or placed in escrow pursuant to the provisions of this Agreement.

4.1.24 No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.

4.1.25 Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.26 All of the Loan Documents (i) are set forth on Exhibit “H”, (ii) have been provided to the Buyer as part of the Property Information, and (iii) have not been modified except as disclosed on Exhibit “H”. There has been no default by any party to the Loan Documents.

4.1.27 Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

4.1.28 Seller shall promptly inform Buyer in writing if there occurs any (i) adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

4.1.29 Seller represents that all real property taxes for the year immediately preceding the year of Closing have heretofore been paid.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller as follows:

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Missouri.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on its part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.3 The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer.

4.2.4 Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of its consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are made as of the Effective Date of this Agreement and the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one (1) year.

4.4 Seller Covenants.

4.4.1 Leasing Activities. Except as set forth in Section 5.4 below, Seller shall not, from the Effective Date, enter into any new leases, enter into any modification or amendment to the Lease, or consent to any sublease under the existing Lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole but reasonable discretion. Seller represents that no leasing commissions, rent concessions or tenant improvement allowances will be due or are owing with respect to any Lease renewals that can be entered into as of right by the tenant. Seller shall, within fifteen (15) days of the Effective Date, commence the approval and novation process with the federal government tenant of the Property to the transfer of Seller’s rights in and to the Lease. Further Seller shall use its best efforts to assist Buyer in obtaining such approval and novation. The provisions of this Section 4.4.1 shall survive the Closing.

4.4.2 Service Contracts. Seller shall not, from the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing service contracts that would materially affect the Property after Closing, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole but reasonable discretion.

4.4.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured. Seller represents that the Property is currently insured.

4.4.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole but reasonable discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.4.5 Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

4.4.6 Cooperation with Existing Lender. Seller agrees to reasonably cooperate with Existing Lender, provide Existing Lender’s agents with reasonable access to the Property, and comply with Existing Lender’s reasonable requests for documentation or affidavits regarding the operation, condition, and ownership of the Property.

4.4.7 Compliance with Representations. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Close of Escrow.

4.4.8 Cooperation with Buyer’s Audit and Auditor. Seller shall provide to Buyer the financial statements of Property used in Seller’s day-to-day operations, and statements of revenue and expenses, general ledgers, balance sheets and statements of cash flow and such other financial information as reasonably requested by Buyer. Seller agrees to provide such other reasonable information requested by Buyer provided such request may not delay the Closing. Seller further agrees to reasonably cooperate with Buyer’s auditor in connection with delivery of any audit opinions or comfort letters relating to audited financial statements prepared by Buyer’s auditor and consents to the dissemination of any such audited financial statements, opinions or letters as may be required by Buyer or its auditor for any purpose, including but not limited to their inclusion in any registration statements, prospectuses, or similar documents in connection with syndications, private placements or public offerings of securities or interest by Buyer, or any of Buyer’s affiliates or assigns and any reporting requirements for the same under applicable federal and state laws. All costs and expenses associated with any reports, opinions or letters required by this section shall be borne by Buyer.

4.5 Disclaimer by Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) environmental matters relating to the Property or any portion thereof, (b) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (c) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (d) drainage, (e) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (f) the presence of endangered species or any environmentally sensitive or protected areas, (g) zoning or building entitlements to which the Property or any portion thereof may be subject, (h) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (i) usages of adjoining property, (j) access to the Property or any portion thereof, (k) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, (l) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (m) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (n) any other matter affecting the stability and integrity of the Property, (o) the potential for further development of the Property, (p) the merchantability of the Property or fitness of the Property for any particular purpose, (q) tax consequences, or (r) any other matter or thing with respect to the Property.

4.6 As-Is Sale. Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Buyer at Closing. Except as expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing except as otherwise set forth in this Agreement, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations and shall assume any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the Closing Date and whether attributable to events or circumstances that have heretofore or may hereafter occur.

4.7 Release. By Closing this transaction, Buyer, on behalf of itself and all of its officers, managers, members, employees, representatives, successors and assigns, and their affiliated entities (collectively, the “Releasors”), will automatically be deemed to have waived and relinquished any and all claims, rights and remedies Releasors may now or hereafter have against Seller, its predecessors, affiliates, successors, assigns, partners, members, managers, governors, agents, officers, directors and shareholders (the “Seller Parties”), whether known or unknown, which may arise from or be related to:

a. Any past, present or future release, presence or existence of Hazardous Substances on, under or about the Property, and any claims based thereon under environmental statutes or regulations.

b. The physical condition, state of repair, disrepair, deferred maintenance, fitness or operability of the Property, its fixtures, equipment, machinery, utilities and facilities, or any component thereof.

c. The value, expenses of operation, real estate taxes, income potential, return on investment, or other fact or condition with respect to the economic condition or potential value of the Property.

d. Anything disclosed by the Leases or the Property Information.

e. The use, consumption, maintenance, repair or costs with respect to any utilities in or on the Property.

4.7.1 The foregoing waivers, releases and agreements by Buyer, on behalf of itself and the Releasors, will survive the Closing and the recordation of the Deed and will not be deemed merged into the Deed upon its recordation. At Closing, Purchaser will execute and deliver “Purchaser’s Closing Release” in the form attached hereto as Exhibit “I” to confirm the foregoing. Notwithstanding the foregoing, nothing contained in this Section 4.7, nor in the Buyer’s Closing Release, will be deemed to limit or negate: (i) Seller’s warranties made herein or Buyer’s remedies in the event of any breach thereof; or (ii) any claim based upon a breach of any warranty contained in the Deed; or (iii) any claim for a post-closing adjustment with respect to prorations under Section 5.8.

4.8 Indemnifications.

4.8.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against all actual liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to any breach or nonperformance by Seller of any representation or warranty of Seller set forth in Section 4.1 of this Agreement. In no event shall Seller be liable for consequential or punitive damages pursuant to the foregoing indemnity. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

4.8.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against all actual liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to any breach or nonperformance by Buyer of any representation or warranty of Buyer set forth in Section 4.2 of this Agreement. In no event shall Buyer be liable for consequential or punitive damages pursuant to the foregoing indemnity. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

4.8.3 Survival. The indemnities contained in this Article 4 shall survive the Closing for a period of two (2) years after the Closing Date.

ARTICLE 5

CLOSING

5.1 Escrow Holder. The Closing shall occur through the Escrow opened at the Escrow Holder named in Section 1.4. Escrow Holder is designated, authorized and instructed to act as Escrow Holder pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Holder. The parties shall execute any additional escrow instructions reasonably required by Escrow Holder to consummate the transaction provided for herein (including Escrow Holder’s so-called “general provisions”); provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (ii) are signed by both parties. Within two (2) Business Days after the Effective Date, the parties shall open escrow by delivering three (3) executed originals of this Agreement to Escrow Holder (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Holder shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Holder hereunder by: (a) executing the Consent of Escrow Holder attached hereto; (b) delivering a copy of the executed Consent to Seller and Buyer and (c) delivering one (1) original of the Agreement to Seller and one (1) original of the Agreement to Buyer at the address of Buyer’s counsel specified in Section 9.8.

5.2.1 Escrow Holder’s Investment Vehicle. The Escrow Holder may from time to time invest the Deposit and such other funds as are intended to be escrowed hereunder (the “Escrow Funds”) in a Bank of America Business Investment Account for the benefit of the Buyer or such other account as Buyer may direct in writing. Buyer’s Federal Tax Identification Number is listed after its signature. The Escrow Holder shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Also, the Escrow Holder assumes no responsibility for, nor shall said Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation, or (iii) the fact that the amount of the Escrow Deposit may cause the aggregate amount of any depositor’s accounts to exceed $250,000 and that such excess amount is not insured by the Federal Deposit Insurance Corporation.

5.2.2 Escrow Holder’s General Provisions. The Escrow Holder is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed. The Escrow Holder may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, telegram, cablegram other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties.

5.2.3 Indemnification of Escrow Holder. The Seller and Buyer shall indemnify, save, defend, keep and hold harmless the Escrow Holder from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation attorney’s fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) funds available for such payments, (iii) persons to whom payments should be made or (iv) any delay in the electronic wire transfer of funds, as Escrow Holder, unless Escrow Holder’s actions constitute gross negligence or willful misconduct.

5.3 Closing. The Closing shall take place on the Closing Date set forth in Section 1.5, as the same may be extended, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 On the Closing Date, all of the representations and warranties of Seller set forth herein shall be true, accurate and complete.

5.4.3 No later than three (3) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate from the tenant under the Lease on the Property in a form which is customarily provided by such tenant (“Threshold Estoppel”) dated no earlier than sixty (60) days prior to Closing. The Threshold Estoppel shall be consistent with the Lease and shall not reveal any material, adverse matter or any claim of the same.

5.4.4 No later than three (3) Business Days prior to the Closing Date, if required by Existing Lender, Seller shall have obtained a Subordination, Non-Disturbance and Attornment Agreement from the tenant under the Lease on the Property (if required by Buyer) in a form provided by Existing Lender, or in such form as the tenant customarily executes (“SNDA”).

5.4.5 The tenant of the Land and Improvements will be in occupancy of the Land and Improvements, the Lease will be free from any default on the part of Seller, as landlord, or the tenant, as tenant thereunder, and the tenant shall be paying rent and be current in the payment of all rentals due under the Lease.

5.4.6 At Closing, the Title Company shall issue to Buyer a TLTA (Texas Land Title Association) Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price subject only to the standard exclusions from coverage contained in such policy, conforming to the Required Title Condition set forth in Section 2.3 above and containing such endorsements as Buyer shall have reasonably required.

5.4.7 There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date, normal wear and tear excepted.

5.4.8 Seller shall have delivered an estoppel certificate from the party, if any, entitled to enforce any restrictive covenants encumbering the Property, confirming that there are no unpaid assessments or defaults under such restrictive covenants.

5.4.9 Reserved.

5.4.10 Existing Lender shall have consented to the Loan Assumption and Buyer in its sole discretion shall have approved the Loan Assumption and documents memorializing the Loan Assumption, including modifications to the Loan Documents as Buyer may reasonably require.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 5.4, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (i) Seller so satisfies such condition and (ii) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2 On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be true, accurate and complete.

5.5.3 Existing Lender shall have consented to the Loan Assumption.

5.6 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 A special warranty deed (the “Deed”) duly executed and acknowledged by Seller, substantially in the form attached hereto as Exhibit “E”.

5.6.2 A bill of sale, general assignment and assignment and assumption of lease (the “Bill of Sale and Assignment”) in the form attached hereto as Exhibit “F” which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the Personal Property, Lease, Tenant Deposit, Property Contracts, Intangible Property and Miscellaneous Property.

5.6.3 Originals of the Lease or any occupancy agreements (with all amendments and modifications thereto) in Seller’s possession or control relating to the Property, together with the Threshold Estoppel required under Section 5.4.3 of this Agreement and the SNDA required under Section 5.4.4 of this Agreement.

5.6.4 All keys in Seller’s possession to all locks on the Property.

5.6.5 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

5.6.6 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.7 To the extent in Seller’s possession, originals of all Property Contracts assumed by Buyer, all permits, licenses, approvals, plans, specifications, guaranties and warranties relating to the Property (including the Lease).

5.6.8 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.9 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.10 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.6.11 Executed counterparts of the documents required by Existing Lender in order to complete the Loan Assumption.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

5.7.1 Immediately available federal funds sufficient to pay the cash portion of the Purchase Price (less the Deposit and any interest thereon) and Buyer’s share of all escrow costs and closing expenses.

5.7.2 Duly executed and acknowledged originals of the Bill of Sale and Assignment and the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 An owner’s affidavit and “gap” indemnity in such a form as the Escrow Holder may reasonably require.

5.7.6 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7.7 Executed counterparts of the documents required by Existing Lender in order to complete the Loan Assumption.

5.7.8 An executed counterpart of the SNDA, to the extent required by Existing Lender.

5.7.9 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy including a waiver of inspection, documents evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the sale of the Property, or any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all title insurance premiums and title examination costs, (ii) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (iii) fifty percent (50%) of all escrow charges, and (iv) all costs of obtaining the updated Survey. Seller shall pay (i) all transfer taxes, if any, documentary stamp charges of any applicable jurisdiction, if any, and recording fees, and (ii) fifty percent (50%) of all escrow charges. All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a) Current Rent. Tenant’s rent, including payments for taxes, utilities, maintenance, operating expenses, or insurance, or additional charges of any other nature (collectively “Rent”), based on a rental statement prepared by Seller and approved by Buyer.

(b) Security Deposit, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of the unapplied tenant security deposit, any accrued interest due the tenant thereon, unpaid rent concessions due under the Lease, unpaid tenant improvement allowances owing under the Lease and the amount of any other credits due the tenant shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the Lease, and the Threshold Estoppel).

(c) Unpaid Rents. Seller shall be entitled to all Unpaid Rents for the period prior to Closing and Buyer shall be entitled to all Unpaid Rents from the date of Closing and thereafter. Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such Unpaid Rents payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) Business Days after receipt thereof. Seller expressly agrees that if Seller receives any Unpaid Rents after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the Unpaid Rents so received by Seller to which Buyer is entitled within ten (10) Business Days after receipt thereof. Without limiting the foregoing, Seller specifically agrees not to undertake any effort to collect unpaid rent or other sums (however denominated) owed to Seller from any person if such person or any affiliate of such person is in possession of any space in the Property at the time of any such collection effort.

(d) Property Taxes. Ad valorem taxes for the year in which the Closing occurs shall be prorated between Seller and Buyer as of the Closing Date, and Buyer as of the Closing Date assumes responsibility for the payment of all ad valorem taxes for the tax year in which Closing occurs. In addition to the foregoing, the Lease provides that the tenant shall reimburse the lessor for property taxes applicable to the Land and Improvements in excess of a base year ad valorem tax amount as defined in the Lease (the “Tenant Tax Reimbursement”). Prior to Closing, Seller and Buyer shall agree on the estimated amount of the Tenant Tax Reimbursement for the tax year in which Closing occurs. At the Closing, Seller’s pro-rata share of ad valorem taxes shall be reduced by an amount equal to that portion of the estimated Tenant Tax Reimbursement applicable to the time period from January 1, 2010 to the Closing Date.

(e) Property Contracts. Prepaid charges in connection with any Property Contracts that Buyer elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such Property Contracts, or licenses or permits, shall be credited to Buyer.

(f) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(g) Utilities. Except to the extent such items are the responsibility of the tenant, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Buyer. Seller shall cause all utility meters to be read on the day immediately preceding the Closing Date and Seller shall pay to Purchaser (or furnish evidence of prior payment of) an amount equal to utility charges incurred or accrued up to the reading of such utility meters. If any utility meters are not read or utility accounts are not changed over to Buyer on the Closing Date, Buyer agrees to reimburse Seller for any utility charges for the Closing Date or thereafter. The provisions of this subparagraph shall survive the Closing for one (1) year.

(h) Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of the Lease (determined without regard to any unexercised termination or cancellation right).

(i) Insurance Policies. Insurance premiums as to the policies, if any, that will continue after Closing.

(j) Note Payments. All payments to Existing Lender under the Loan Documents, including but not limited to payments of principal, interest, and servicing fees for the month in which the Closing occurs.

(k) Credit for Outstanding Loan Balance. Buyer shall receive a credit equal to the then outstanding balance of the Loan.

(l) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3 Re-prorations. At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash, provided however, no reconciliation, re-proration, or adjustment may be made more than one (1) year following the Closing Date.

5.8.4 Survival. The provisions of this Section 5.8 shall survive the Closing.

5.8.5 Lender Reserve and Escrow Accounts. Existing Lender is custodian of the following escrow and/or reserve accounts (collectively, the “Reserve Accounts”) which were created and are funded pursuant to the terms and provisions of that certain Escrow and Servicing Agreement dated April 1, 2006, among Wells Fargo Bank Northwest, N.A., as Trustee, Seller, and Wells Fargo Bank Northwest, N.A. as escrow agent:

1.	Note Payment Reserve

2.	Operating Reserve

3.	Replacement Reserve

4.	Insurance Reserve

5.	Property Tax Reserve

6.	Balance Reserve

In connection with the Loan Assumption, Buyer will be required to assume Seller’s obligations under the Escrow and Servicing Agreement, and make deposits with Existing Lender or its designee in order to fund the Reserve Accounts. At Closing, Seller shall assign to Buyer all of Seller’s rights in and to the Reserve Accounts, and Buyer shall pay to Seller in cash at Closing an amount equal to the funds in the Reserve Accounts as of the Closing Date.

5.9 Distribution of Funds and Documents. At the Close of Escrow, Escrow Holder shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Recorded Documents. Submit (or be irrevocably committed to submit) to the County or City Recorder of the County or City in which the Property is located the Deed and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County or City Recorder to mail the Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded.

5.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.4 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Holder shall deliver such funds by Escrow Holder’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Holder is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement, and in accordance with the respective escrow instructions submitted to Escrow Holder by Seller and Buyer.

5.11 Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of the tenant under the Lease, rights arising under any Property Contracts not terminated by Buyer pursuant this Agreement, and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, for transmittal to the tenant. Such notice shall be prepared by Buyer, at Buyer’s cost and expense, and approved by Seller, shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the tenant promptly after the Closing.

ARTICLE 6

TERMINATION AND DEFAULT

6.1 Buyer Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller ; (c) Buyer will reimburse Seller for Seller’s actual out-of-pocket expenses incurred to perform its obligations under this Agreement (including, but not limited to, recovery of all costs and expenses and reasonable attorney’s fees incurred by Seller after the Effective Date); and (d) Seller and Buyer shall have no further obligations to each other except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the deposit plus interest represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit together with any interest and earnings earned thereon shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

6.2 Seller’s Default. If prior to Closing Seller fails to perform any of its obligations or is otherwise in default hereunder, Buyer shall have the right to exercise any or all of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Holder with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Terminate this Agreement by notice to Seller and Escrow Holder to that effect, to recover the full amount of the Deposit and all earnings thereon, and to recover all of Buyer’s actual out-of-pocket expenses incurred to investigate the Land and Improvements after the Effective Date, including, but not limited to, recovery of all costs and expenses and reasonable attorney’s fees incurred by Buyer after the Effective Date.

ARTICLE 7

CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. If the Improvements are damaged by casualty prior to the Closing, Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible or uninsured loss under said policy; or

(b) terminate this Agreement and receive back the Deposit.

Such right must be exercised within forty five (45) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

7.2 Condemnation. In the event that any portion of the Property should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within forty five (45) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to close the transaction contemplated by this Agreement pursuant to Section 7.2(b).

ARTICLE 8

REAL ESTATE COMMISSION

Buyer and Seller each represent to the other that no broker’s or real estate commissions or other fees are or shall be due in connection with the transactions contemplated hereunder, except a commission payable to Marcus & Millichap, 9255 Towne Center Drive, Suite 700, San

Diego, California, 92121, Attn: Travis Trautvetter, under a separate agreement between such broker and Seller, which will be paid by Seller. Except as set forth in the previous sentence, each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Assignment by Buyer. Buyer may assign this Agreement and Buyer’s rights under it only to an entity in which Buyer, or its affiliates, members or members’ principals, possess, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities or otherwise, and any other assignment is void. No such assignment will relieve Buyer of its obligations under this Agreement, and Buyer and the assignee will be jointly and severally liable for the performance of such obligations after any such assignment. This Agreement binds, benefits, and may be enforced by the parties and their respective successors and permitted assigns.

9.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Texas, without regard to the principles of conflicts of law.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

9.7 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, or (iv) delivered in person. All notices shall be deemed to have been given on the date when deposited with the United States Postal Service or with any other nationally known overnight delivery service, on the date when a facsimile is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:	Amelang Partners/Alpine, Ltd. 800 W Sam Houston Parkway North Building 12, 3rd Floor Houston, TX 77024 Telephone: 713 206 1040 Facsimile: 713 468 6700 Email: cwilliams@artesiadevelopment.com

And with a copy to:	Jeb Brown Attorney at Law 4605 Post Oak Place Suite 200 Houston, TX 77027 Telephone: 713-439-1988 Facsimile: 832-460-3263 Email: jeb@jebbrownlaw.com

To Buyer:	BC Development Co., LLC 4705 Central Street Kansas City, MO 64112 Attention: Dan Carr Telephone: 816.268.7577 Facsimile: (816) 960-1441 Email: dcarr@lane4group.com

And with a copy to:

Gregory Kaplan, PLC - Attorneys At Law

7 East Second Street (23224-4253)

Post Office Box 2470

Richmond, VA 23218-2470

Attn: Christopher J. Hoctor

Telephone: (804) 916-9035

Facsimile: (804) 916-9135

Email: choctor@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.9 IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

9.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Holder, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation”.

9.14 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Texas.

9.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.16 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.17 Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees will abate all marketing efforts for the Land and Improvements. Any existing signs may remain. Any ordered advertising will be canceled, if cancelable without penalty; otherwise ordered advertising may proceed, but no additional advertising will occur. Brokers and prospective buyers will not be shown the Land and Improvements and will be given only currently available printed information about the Land and Improvements prepared by Seller’s broker.

9.18 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

9.19 Statutory Notices.

(a) Extraterritorial Jurisdiction. If the property that is the subject of this Agreement is located outside the limits of a municipality, the property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the property for further information.

(b) Notice Regarding Possible Liability for Additional Taxes. If for the current ad valorem tax year the taxable value of the land that is the subject of this contract is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

(c) Pipeline Notice. As of the date of this Agreement, Seller is not aware of the existence or location of a transportation pipeline, including a pipeline for the transportation of natural gas, natural gas liquids, synthetic gas, liquefied petroleum gas, petroleum or a petroleum product, or a hazardous substance, under the Property.

(d) Disclosure. The Texas Real Estate License Act requires written notice to Purchaser that it should have an attorney examine an abstract of title to the Property or else obtain a policy of title insurance. Notice to such effect is therefore hereby given to Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[Signatures appear on the following page]

SELLER:	Amelang Partners/Alpine, Ltd., a Texas limited partnership

By: Amelang Partners, Inc., a Texas corporation, its general partner

/s/ Brent D. Redus
Brent D. Redus, Senior Vice-President Federal Tax I.D.:47-0941471

BUYER:	BC Development Co., LLC, a Missouri limited liability company

	By:	/s/ Richard Baier
	Name:	Richard Baier
	Title:	Principal
Federal Tax I.D.: 20-5164785

CONSENT OF ESCROW HOLDER

The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: _______________	CHICAGO TITLE INSURANCE CORPORATION (“Escrow Holder”)

By:

Its:

EXHIBIT “A”

LEGAL DESCRIPTION

Metes and bounds description of a 5.11 acre tract of land out of Survey 97, Block 9, G.H & S.A. Ry. Co. Surveys, Brewster County, Texas, said 5.11 acre tract being more particularly described as follows:

5.11 acre tract

BEGINNING at a iron rod and cap marked “WALKER 4425” previously set by me in the East Right-of-Way of Highway 118 described in Vol. 121 P. 209. Deed Records, for the Southwest corner of a 3.32 acre tract described in Vol. 155, P. 769, Official Public Records, and the Northwest corner of this tract, from which a bolt in pavement on bridge found for the common corner of Surveys 45, 46, 97 and 98, said Block 9 bears South 24 deg. 02’57” East 1645.93 feet, from said bolt a chiseled “6” on concrete bears North 64deg. 00’ East 6.0 feet;

THENCE North 64 deg. 25’25” East, at 380.00 feet pass a iron rod and cap marked “WALKER 4425” previously set by me for the Southeast corner of said 3.32 acre tract, 500.00 feet in all to a iron rod and cap marked “WALKER 4425” set for the Northeast corner of this tract;

THENCE South 25 deg. 34’35” East 445.40 feet to a iron rod and cap marked “WALKER 4425” set;

THENCE South 64 deg. 25’25” West 500.00 feet to a iron rod and cap marked “WALKER 4425” set in the East Right-of-Way of said Highway 118 for the Southwest corner of this tract;

THENCE North 25 deg. 34’35” West 445.40 feet with the East Right-of-Way of said Highway 118 to the point of beginning.

Bearings are based on the Texas Coordinate System. South Central Zone NAD 1927.

20.0 foot wide utility easement

Metes and bounds description of the centerline of a 20.00 foot wide utility easement, being 10.0 feet on each side of said centerline, out of Survey 97, Block 9, G.H.& S.A. Ry. Co. Surveys, Brewster County, Texas; said centerline being more particularly described as follows:

BEGINNING at a point in the East line of a 5.11 acre tract described simultaneously with this easement for the beginning of the centerline of this easement, from which a iron rod and cap marked “WALKER 4425” set for the Southeast corner of said 5.11 acre tract bears South 25 deg.34’35” East 10.00 feet;

EXHIBIT “A”

1

THENCE North 64 deg. 25’25” East 509.0 feet to a point in the center of a sewer line easement described in Vol. 116, P. 94, Official Public Records, for the end of the centerline of this easement, from which an existing manhole at an angle point in the centerline of said sewer line easement bears South 25 deg. 48’ 25” East 42.0 feet.

20.0 foot wide utility easement

Metes and bounds description of the perimeter of a 20.0 foot wide utility easement out of a 5.11 acre tract of land out of Survey 97, Block 9, G.HA S.A. Ry. Co. Surveys, Brewster County, Texas, said easement being 20.0 feet parallel to and inside of the perimeter of said 5.11 acre tract. The perimeter of said 5.11 acre tract and the perimeter of this easement being more particularly described as follows:

BEGINNING at a iron rod and cap marked “WALKER 4425” previously set by me in the East Right-of-Way of Highway 118 described in Vol. 121, P. 209, Deed Records, for the Southwest corner of a 3.32 acre tract described in Vol. 155, P. 769, Official Public Records, the Northwest corner of said 5.11 acre tract and the Northwest corner of the perimeter of this easement, from which a bolt in pavement on bridge found for the common corner of Surveys 45, 46, 97 and 98, said Block 9 bears South 24 deg. 02’ 57” East 1645.93 feet, from said bolt a chiseled “6” on concrete bears North 64 deg. 00’ East 6.0 feet;

THENCE North 64 deg. 25’ 25” East, at 380.00 feet pass a iron rod and cap marked “WALKER 4425” previously set by me for the Southeast corner of said 3.32 acre tract, 500.00 feet in all to a iron rod and cap marked “WALKER 4425” set for the Northeast corner of said 5.11 acre tract and the Northeast corner of the perimeter of this easement;

THENCE South 25 deg. 34’ 35” East 445.40 feet to a iron rod and cap marked “WALKER 4425” set for the Southeast corner of said 5.11 acre tract and the Southeast corner of the perimeter of this easement;

THENCE South 64 deg. 25’ 25” West 500.00 feet to a iron rod and cap marked “WALKER 4425” set in the East Right-of-Way of said Highway 118 for the Southwest corner of said 5.11 acre tract and the Southwest corner of the perimeter of this easement;

THENCE North 25 deg. 34’ 35” West 445.40 feet with the East Right-of-Way of said “Highway 118 to the point of beginning.

Bearings are based on the Texas Coordinate System. South Central Zone, NAD 1927.

EXHIBIT “A”

2

EXHIBIT “B”

LIST OF PERSONAL PROPERTY

[to be attached]

EXHIBIT “B”

1

EXHIBIT “C”

LEASE

U.S. Government Lease for real property No. GS-07B-15418, between Amelang Partners/Alpine, Ltd., as lessor, and The United States of America as tenant, dated September 14, 2004, as amended by: Supplemental Lease Agreement No. 1, dated September 27, 2005; Supplemental Lease Agreement No. 2, dated December 19, 2005; Supplemental Lease Agreement No. 3, dated January 4, 2006; Supplemental Lease Agreement No. 4 dated April 11, 2006; Supplemental Lease Agreement No. 5 dated May 17, 2006; Supplemental Lease Agreement No. 6 dated May 3, 2007; Supplemental Lease Agreement No. 7, dated July 10, 2007; Supplemental Lease Agreement No. 8 dated July 10, 2007; Supplemental Lease Agreement No. 9 dated July 10, 2007; Supplemental Lease Agreement No. 10 dated July 15, 2007; Supplemental Lease Agreement No. 11 dated September 7, 2007; Supplemental Lease Agreement No. 12 dated May 25, 2007; Supplemental Lease Agreement No. 13, dated March 28, 2008; Supplemental Lease Agreement No. 14, dated December 9, 2008; Supplemental Lease Agreement No. 15, dated March 10, 2009; Supplemental Lease Agreement No. 16, dated __________; Supplemental Lease Agreement No. 17, dated August 11, 2009; Supplemental Lease Agreement No. 18, dated August 11, 2009; Supplemental Lease Agreement No. 19, dated August 27, 2009; and Supplemental Lease Agreement No. 20, dated December 31, 2009.

EXHIBIT “C”

1

EXHIBIT “D”

CURRENT PROPERTY CONTRACTS

1.	Contract between Seller and Schindler Elevator dated _________.

2.	Contract between Seller and Hudson Energy for electricity and natural gas service.

3.	Maintenance contract for HVAC system between Seller and ___________.

EXHIBIT “D”

1

EXHIBIT “E”

FORM OF DEED

SPECIAL WARRANTY DEED WITH VENDOR’S LIEN

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON,

YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING

INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN

REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:

YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

THE STATE OF TEXAS	§
	§	KNOW ALL BY THESE PRESENTS:
COUNTY OF BREWSTER	§

THAT, Amelang Partners/Alpine, Ltd., a Texas limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Grantor by _____________________ (“Grantee”), the receipt of which is hereby acknowledged by Grantor, and other good and valuable consideration paid and agreed and secured to be paid to Grantor by Grantee in the manner set forth below, the sufficiency of which consideration is hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto said Grantee, its successors and assigns, subject to the Permitted Exceptions (as defined below), all of that certain real property located in Brewster County, Texas, more particularly described in Exhibit “A” attached hereto, together with all rights and appurtenances thereto, including any right, title and interest of Grantor, if any, in and to any adjacent streets, alleys, rights of way, rights of ingress and egress and any reversionary interests, if any, in any way belonging to the foregoing (the “Property”).

This conveyance is made by Grantor and accepted by Grantee expressly subject to the liens securing payment of real estate ad valorem taxes for the current and all subsequent years, as well as to those matters set forth on Exhibit “B”, attached hereto and incorporated herein by reference (the “Permitted Exceptions”). Real estate ad valorem taxes on the Property for the year 2010 have been prorated between Grantor and Grantee as of the date hereof and Grantee assumes the obligation to pay all of such taxes for such year.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns forever; and subject to the above described Permitted Exceptions, Grantor does hereby bind itself and its successors, to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor but not otherwise.

EXHIBIT “E”

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GRANTEE HEREBY ACKNOWLEDGES THAT IT HAS THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY GRANTEE IN ORDER TO ENABLE GRANTEE TO EVALUATE THE PURCHASE OF THE PROPERTY. GRANTEE REPRESENTS THAT IT IS A KNOWLEDGEABLE GRANTEE OF REAL ESTATE SUCH AS THE PROPERTY AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THE REAL ESTATE PURCHASE AGREEMENT BETWEEN GRANTOR AND GRANTEE DATED _______________, 2010 (THE “CONTRACT”), GRANTEE HAS RELIED SOLELY ON: (i) GRANTEE’S OWN EXPERTISE, AND (ii) THE EXPERTISE OF GRANTEE’S CONSULTANTS. GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THE CONTRACT, GRANTEE IS ACQUIRING THE PROPERTY ON AN “AS IS, WHERE IS” AND WITH ALL FAULTS BASIS, WITHOUT REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE BY SELLER. IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS EXPRESSLY SET FORTH IN THE CONTRACT, SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED.

As part of the other consideration for the conveyance herein made, Grantee shall assume and promise to pay, according to its terms, all principal and interest remaining unpaid on that certain 5.621% Senior Secured Note dated April 1, 2006, (the “Assumed Note”) in the original principal amount of $17,024,000.00, executed by Amelang Partners/Alpine, Ltd., and payable to the order of Wells Fargo Bank Northwest, N.A. (said payee together with its successors and assigns being referred to herein as “Lender”). The Assumed Note is secured by an express vendor’s lien and superior title retained in a deed of even date with the Note recorded at Volume _____, Page _____, Official Records of Brewster County, Texas, and is additionally secured by that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Fixture Filing Statement of even date with the Assumed Note (the “Deed of Trust”) in favor of Val T. Orton, Trustee, recorded at Volume 197, Page 435, Official Public Records of Brewster County, Texas. As further consideration, Grantee promises to keep and perform all of the covenants and obligations of the Grantor contained in the Assumed Note and the Deed of Trust. Grantee shall commence payments on the Assumed Note on or before the next regular due date under the Assumed Note. Grantor hereby expressly reserves and retains for Lender, and its successors and assigns, the vendor’s lien, as well as the superior title, in and to the Property described in the Deed of Trust to secure (i) the payment of the Note, and (ii) the performance and payment by Grantee of all covenants, conditions, obligations and liabilities under the Deed of Trust. Upon the full and complete payment of the Note and satisfaction and performance of all covenants, conditions, obligations and liabilities under the Deed of Trust, then this conveyance shall become absolute and the vendor’s lien and superior title herein reserved shall be automatically released and discharged.

Address of Grantee:	20 S. Clark Street, Suite 2475 Chicago, IL 60603

EXHIBIT “E”

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EXECUTED effective the _____ day of ________________, 2010.

Amelang Partners/Alpine, Ltd., a Texas limited partnership

By:
Name:
Title:

STATE OF TEXAS

COUNTY OF _______________

The foregoing instrument was acknowledged before me on the ___ day of __________, 2010 by the said ______________________________________ of Amelang Partners/Alpine, Ltd., a Texas limited partnership.

Notary Public, State of Texas

EXHIBIT “E”

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EXHIBIT “F”

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (“Assignment”), dated __________, 2010, is executed and delivered pursuant to that certain Real Estate Purchase Agreement (the “Purchase Agreement”) dated as of _____, 2010, by and between Amelang Partners/Alpine, Ltd., a Texas limited partnership (“Seller”), and __________________, a ________________ (“Buyer”), concerning the real property described in Exhibit “A” attached hereto (the “Land”). All capitalized terms not otherwise defined herein shall have the same meanings given them in the Purchase Agreement.

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby grants, sells, transfers, conveys and delivers to Buyer all of Seller’s interest in all of the following:

(a) All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on and used in connection with the operation of the Land or Improvements (the “Personal Property”), including, without limitation, the Personal Property listed on Exhibit “B” attached hereto and incorporated herein by reference. Seller’s assignment of the Personal Property is made without warranty of any kind.

(b) All of Seller’s rights in the lease and other occupancy agreements covering any portion of the Land or Improvements (the “Lease”) and which are listed on Exhibit “C” attached hereto and incorporated herein by reference including Seller’s rights to any tenant deposit held by Seller (the “Tenant Deposit”) pursuant to the Lease.

(c) All of Seller’s right, title and interest in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties, if any, relating to the Improvements or Personal Property in the possession of Seller as set forth on Exhibit “D” attached hereto and incorporated herein, (ii) all use, occupancy, building and operating licenses, permits, approvals and development rights (iii) any trade name or names used or utilized in connection with the Land and Improvements, and (iv) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”). Seller’s assignment of the Intangible Property is made without warranty of any kind.

(d) All of Seller’s rights in the service contracts affecting the Land or Improvements which are listed on Exhibit “D” attached hereto and incorporated herein by reference (the “Property Contracts”).

EXHIBIT “F”

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(e) All rights, which Seller may have, if any, in and to any telephone numbers and listings, all master keys, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the existing business operation of the Property, all of which are assigned without warranty of any kind.

2. Acceptance and Assumption. Buyer hereby accepts the foregoing Assignment. Seller acknowledges that Buyer does not, except as otherwise specifically provided in the Agreement, assume, directly or indirectly, any liability, obligation, duty or responsibility whatsoever for the payment, discharge or other resolution of any liability, obligation, indebtedness, lien, security interest, encumbrance, claim or other problem, condition or matter required to be performed in connection with the Intangible Property prior to the date of this Assignment.

3. Indemnifications. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Lease and the Property Contracts required to be performed before the Closing Date (as defined in the Purchase Agreement). Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Lease or the Property Contracts required to be performed on or after the Closing Date.

4. Miscellaneous.

(a) Seller and Buyer each agrees to execute such other documents and perform such other acts as may be reasonably necessary or desirable to effectuate this Assignment.

(b) In the event of any action or suit by either party hereto against the other arising from or interpreting this Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorney’s fees, whether or not the same proceeds to final judgment.

(c) This Assignment shall be governed by and construed in accordance with the laws of the State of Texas.

(d) This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

EXHIBIT “F”

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IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first above written.

SELLER:	Amelang Partners/Alpine, Ltd., a Texas limited partnership

By:
Name:
Title:

BUYER:	________________________, a _____________________

By:
Name:
Title:

LIST OF EXHIBITS

EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	PERSONAL PROPERTY INVENTORY
EXHIBIT “C”	LEASE
EXHIBIT “D”	CURRENT PROPERTY CONTRACTS

EXHIBIT “F”

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EXHIBIT “G”

PROPERTY INFORMATION

1.	Any current outstanding tenant improvements required of the Seller and any outstanding funds owed to the tenant by the Seller.

2.	Complete access to the lease relating to the Property.

3.	A current report outlining tenant’s name; current rental rate; any prepaid or delinquent rent; any deposits, whether refundable or nonrefundable; and any rental concessions.

4.	A current financial statement of Property operations (updated quarterly), including, but not limited to, a statement of revenues and expenses, balance sheets, and a statement of cash flow from the inception of the lease relating to the Property and a 2010 Budget. (Should Buyer desire to obtain audited financial statements it may do so, subject to the terms and conditions of the Agreement, at its sole cost and expense.)

5.	Capital Improvements, if any, that are planned for the next two (2) years; include description and estimated costs.

6.	Year-to-date copies of the general ledgers related to the Property (updated quarterly) and copies of Seller’s general ledger since the inception of the lease on the Property detailing individual revenue and expense transactions or invoices. Bank statements and paid invoices which support the general ledger entries will also be provided.

7.	Copies of current property tax and insurance bills and insurance certificates and evidence of insurance premiums paid.

8.	Copies of utility bills since issuance of the certificate of occupancy for the building.

9.	Copies of any existing management, service, or maintenance contracts pertaining to the operation of the Property and invoices thereof since issuance of the certificate of occupancy for the building.

10.	Copies of any personal property rental agreements pertaining to personal property or business equipment used in the operation of the Property.

11.	Latest environmental, engineering, and structural reports, if any exist.

12.	A set of as-built drawings.

13.	Copy of the latest survey, if one exists.

14.	Copies of certificates of occupancy.

EXHIBIT “G”

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15.	Copies of any zoning and/or conditional use or similar permits or actions permitting the current use of the Property.

16.	Any other items reasonably requested by Buyer, provided that receipt and approval of these items shall not delay the Closing or the expiration of the Due Diligence Period to the extent the same are in Seller’s possession or control.

EXHIBIT “G”

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EXHIBIT “H”

COMPLETE LIST OF LOAN DOCUMENTS

1.	Note Purchase Agreement between the Company and Wells Fargo Bank Northwest, N.A., as Trustee (the “Lender”).

2.	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement.

3.	SNDA Agreement among the Tenant, the Company and the Lender.

4.	Tenant Estoppel Certificate addressed to the Lender.

5.	Escrow and Servicing Agreement among the Company, the Lender and Wells Fargo Bank Northwest, N.A.

6.	Promissory Note ($17,024,000 5.621% Senior Secured Note)

7.	Indemnity and Guaranty Agreement.

8.	Hazardous Material Indemnity Agreement.

9.	Certificate of the General Partner with respect to the Articles or Certificate of Incorporation, Certificate of Limited Partnership, By-Laws, Limited Partnership Agreement and Resolutions authorizing the subject transaction, in each case, of the General Partner and the Company.

10.	Reliance letter from William A. Blair & Co. dated April 20, 2006.

11.	Certificate of borrower relating to the Lease.

12.	Instrument of Assignment (assigning rights in Lease to Wells Fargo Bank Northwest).

13.	Notice of Assignment (assigning rights in Lease to Wells Fargo Bank Northwest).

14.	UCC-1 Financing Statement, number 06-0013999289, filed with the Texas Secretary of State.

15.	Pass-through Trust Agreement and Declaration of Trust dated April 1, 2006.

16.	Certificate Purchase Agreement between Wells Fargo Bank Northwest, N.A. and Deutsche Bank London, dated April 1, 2006.

EXHIBIT “H”

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EXHIBIT “I”

Form of Purchaser’s Closing Release

CLOSING RELEASE

This instrument is dated effective as of _______________, 2010, by _________________________, a __________________ (“Purchaser”), to and in favor of Amelang Partners/Alpine, Ltd., a Texas limited partnership (“Seller”).

RECITALS

Contemporaneously with the execution and delivery of this instrument, pursuant to the terms of that certain “Purchase and Sale Agreement” dated effective _______________, 2010 (“Purchase Agreement”) Purchaser has closed on the purchase of that certain real property in Alpine, Brewster County, Texas, more particularly described on Exhibit “A” attached hereto (the “Property”).

Any capitalized terms used in this instrument which are defined in the Purchase Agreement will have the same meanings when used herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby acknowledges, confirms and agrees as follows:

1. Purchaser’s Independent Evaluation. Prior to the date hereof, Purchaser did each of the following:

a. Examined and inspected the Property, and Purchaser is satisfied with the physical condition, state of repair, sub-surface conditions, soil quality and economic condition of the Property in all respects.

b. Reviewed all Property Information, and Purchaser determined that information and data contained therein are satisfactory to Purchaser.

c. Reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to Hazardous Substances, building, zoning and land use) affecting the use, occupancy or enjoyment of the Property, and Purchaser determined that the same are satisfactory to Purchaser.

d. Investigated, examined and approved the presence or absence of Hazardous Substances in, on or under the Property.

2. Release. Purchaser, on behalf of itself and all of its members, governors, managers, employees, representatives, all of their successors and assigns, and their affiliated entities (collectively, the “Releasors”), waives, releases and relinquishes any and all claims, rights and remedies Releasors may now or hereafter have against Seller, its predecessors, affiliates, successors, assigns, partners, and owners (the “Seller Parties”), whether known or unknown, which may arise from or be related to:

a. Any past, present or future release, presence or existence of Hazardous Substances on, under or about the Property, and any claims based thereon under environmental statutes or regulations.

EXHIBIT “I”

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b. The physical condition, state of repair, disrepair, deferred maintenance, fitness or operability of the Property, its fixtures, equipment, machinery, utilities and facilities, or any component thereof.

c. The value, expenses of operation, real estate taxes, income potential, return on investment, or other fact or condition with respect to the economic condition or potential value of the Property.

d. Anything disclosed by the Leases or the Property Information.

e. The use, consumption, maintenance, repair or costs with respect to any utilities in or on the Property.

3. Exceptions. Nothing contained herein will be deemed to waive or release: (i) any claims Purchaser may have under the Purchase Agreement based on a breach of Seller’s warranties made therein; (ii) any claims Purchaser may have for breach of any warranties contained in the deed delivered by Seller at Closing; (iii) any claim for a post-closing adjustment under Section 12.6 of the Purchase Agreement; or (iv) any other claim against anyone which is not released hereunder.

The Purchaser has executed this instrument as of the day and year first indicated above.

PURCHASER:

_____________________________________, a ________________________________

By:

Its:

EXHIBIT “I”

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FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (this “First Amendment”) is entered into as of this 14th day of July, 2010, by and between Amelang Partners/Alpine, Ltd., a Texas limited partnership (“Seller”), and BC Development Co., LLC, a Missouri limited liability company (“Buyer”).

RECITALS

A. Seller and Buyer entered into that certain Real Estate Purchase Agreement dated June 21, 2010 (the “Original Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain parcels of real property and more particularly described in the Original Agreement.

B. Seller and Buyer desire to amend the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Due Diligence Period. Section 3.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

3.2 Due Diligence Period. Buyer shall have from the Effective Date of this Agreement until August 9, 2010 (the “Due Diligence Period”) to physically inspect the Property, review the economic data, underwrite the tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate.

2. Delivery of Property Information. Buyer and Seller hereby confirm that all of the Property Information was delivered by Seller on July 9, 2010.

3. Entire Agreement. The Original Agreement, as modified by this First Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this First Amendment, the Original Agreement remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

4. Counterparts. This First Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this First Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

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IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date above first written.

SELLER:	Amelang Partners/Alpine, Ltd., a Texas limited partnership

By: Amelang Partners, Inc., a Texas corporation, its general partner

/s/ Brent D. Redus
Brent D. Redus, Senior Vice-President

BUYER:	BC Development Co., LLC, a Missouri limited liability company

	By:	/s/ Dan Carr
	Name:	Dan Carr
	Title:	Principal
Federal Tax I.D.: 20-5164785

Signature Page to First Amendment to Real Estate Purchase Agreement

SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (this “Second Amendment”) is entered into as of this 9th day of August, 2010, by and between Amelang Partners/Alpine, Ltd., a Texas limited partnership (“Seller”), and BC Development Co., LLC, a Missouri limited liability company (“Buyer”).

RECITALS

A. Seller and Buyer entered into that certain Real Estate Purchase Agreement dated June 21, 2010, as amended by that certain First Amendment to Real Estate Purchase Agreement dated July 14, 2010 (the “Original Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain parcels of real property and more particularly described in the Original Agreement.

B. Seller and Buyer desire to amend the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Immediate Needs. The Original Agreement is hereby amended by inserting the following Section 5.4.11 after Section 5.4.10 of the Original Agreement:

5.4.11 Immediate Needs. Seller shall have provided evidence reasonably satisfactory to Buyer that all immediate needs items set forth on Exhibit “J” attached hereto and incorporated by reference have been completed.

2. Exhibit “J”. The Original Agreement is hereby amended by inserting the following Exhibit “J” after Exhibit “I” of the Original Agreement.

3. Approval of the Property and Expiration of the Due Diligence Period. Buyer and Seller acknowledge that, Buyer has approved of the Property for purposes of Section 3.5 of the Original Agreement and that the Due Diligence Period has expired.

4. Entire Agreement. The Original Agreement, as modified by this Second Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this Second Amendment, the Original Agreement remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

5. Counterparts. This Second Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this Second Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

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IN WITNESS WHEREOF, the parties hereto have entered into this Second Amendment as of the date above first written.

SELLER:	Amelang Partners/Alpine, Ltd., a
Texas limited partnership

	By:	Amelang Partners, Inc.,
a Texas corporation, its general partner

/s/ Brent D. Redus
Brent D. Redus, Senior Vice-President

BUYER:	BC Development Co., LLC, a Missouri limited liability company

	By:	/s/ Richard D. Baier
	Name:	Richard D. Baier
	Title:	Principal
Federal Tax I.D.: 20-5164785

Signature Page to Second Amendment to Real Estate Purchase Agreement and Escrow

Instructions

EXHIBIT “J”

Immediate Needs

U.S. FEDERAL COURT HOUSE, ALPINE, TX

ITEMS TO BE CORRECTED PRIOR TO CLOSING

Equipment	Description

Fire/Sprinkler/Fire Alarm:	Fire Alarm - Monitors the Sprinklers, but is not monitoring the air pressure (high or low). If gets to low dumps water into the pipes, thus if freezes pipes will break. There is a bid for $941. Need to add pressure switch to dry system to tie in sprinklers to alarm system.

Chillers/HVAC:	Control Card needs to be replaced

- Chillers are due for the condenser coils to be cleaned; units have been running for 3 years without a coil cleaning

Additional Parking:

Provide gravel parking & a walkway to the entrance Walkway may be required to be a concrete sidewalk.	Provide a gravel parking lot and path to the side entry door, but only in the event such gravel work is requested in writing by the tenant of the Property prior to the Closing Date; and Seller’s responsibility for the same shall not exceed the sum of $500.00.

Interior Drywall Crack:	Minor cracking was observed above the Marshal’s entry door to the courtroom. The wall with the crack has windows that allow natural light in to the courthouse in a transom type configuration with a small band of drywall between the bottom of the transom window frame and the top of the door frame. The drywall was installed without a gap or expansion joint along the interfaces with the window and door frames to allow for natural movement, and this has likely caused the drywall crack, especially due to the slight vibrations from the door closing. The Architect of Record is reportedly engaged in providing a solution to prevent the vibration in the drywall and resulting drywall cracking. Seller shall provide any documentation regarding the issue along with any correspondence from the Architect regarding this issue and to correct the problem.

Exhibit “J” to Second Amendment to Real Estate Purchase Agreement and Escrow Instructions

Fire Alarm:	Fire Alarm System - Duct Detectors need to be cleaned, normally done with the Fire Alarm Testing (per code needs to be cleaned annually).

Elevator:	Elevators were inspected in 2009 & 2008. Last inspected 7/28/10. Reports have not been filed with the TDLR in the last 2 years. Seller shall cause to be made all inspections, filings and certifications.

Generator:	Perform annual service - Deferred maintenance (the annual servicing of the generator that is recommended by the generator manufacturer has never been performed.)

Fire Sprinkler Testing:	Fire Sprinklers have never been tested. Seller will test with appropriate governmental authority.

Exhibit “J” to Second Amendment to Real Estate Purchase Agreement and Escrow Instructions

THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (this “Third Amendment”) is entered into as of this 17th day of September, 2010, by and between Amelang Partners/Alpine, Ltd., a Texas limited partnership (“Seller”), and BC Development Co., LLC, a Missouri limited liability company (“Buyer”).

RECITALS

C. Seller and Buyer entered into that certain Real Estate Purchase Agreement dated June 21, 2010, as amended by that certain First Amendment to Real Estate Purchase Agreement dated July 14, 2010, as amended by that certain Second Amendment to Real Estate Purchase Agreement dated August 9, 2010 (the “Original Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain parcels of real property and more particularly described in the Original Agreement.

D. Seller and Buyer desire to amend the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Deposit. The Original Agreement is hereby amended by deleting Section 1.4 in its entirety and replacing it with the following:

1.4 Deposit. Within three (3) Business Days after the Effective Date, Buyer shall deliver to Chicago Title Insurance Corporation, 830 East Main Street, Suite 1600, Richmond, VA 23219, Attn: Chris Newman (“Escrow Holder”), a good faith deposit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Initial Deposit”), and, assuming Buyer has not previously terminated this Agreement, Buyer shall deliver to Escrow Holder an additional good faith deposit (“Additional Deposit”) of Fifty Thousand and 00/100 Dollars ($50,000.00) on or before September 24, 2010. The Initial Deposit and the Additional Deposit shall be collectively referred to as the Deposit. For purposes of this Agreement the terms “Deposit” shall include any and all interest earned thereon. The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Deposit shall be applied to the Purchase Price if the Closing occurs. After the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, (iv) a casualty or condemnation, (v) the failure of Existing Lender (defined in Section 3.6) to approve the Loan Assumption (defined in Section 3.6), or (vi) as otherwise expressly provided in this Agreement, and the Deposit shall constitute liquidated damages to Seller if escrow fails to close solely as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement under Section 3.5, or be deemed to terminate this Agreement in accordance with Section 2.2, the Deposit shall be returned to Buyer as provided in Section 3.5 below.

2. Closing Date. The Original Agreement is hereby amended by deleting Section 1.5 in its entirety and inserting the following therefor:

1.5 Closing Date. The Closing shall take place through an escrow opened with Escrow Holder on or before October 15, 2010 (the “Closing Date”). Notwithstanding the foregoing, following the approval of the Loan Assumption (defined in Section 3.6) by Existing Lender (defined in Section 3.6), the Buyer has the right, upon five (5) Business Days’ notice to Seller, to accelerate the Closing Date. In addition to the foregoing, the Buyer and Seller may elect to hold the Closing at such other place and on such other later date as Buyer and Seller may mutually agree in writing. For purposes of this Agreement “Close of Escrow” or “Closing” means the date Escrow Holder disburses funds in accordance with this Agreement and is irrevocably committed to record the Deed in favor of Buyer.

2. Entire Agreement. The Original Agreement, as modified by this Third Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this Third Amendment, the Original Agreement remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

3. Counterparts. This Third Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this Third Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

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IN WITNESS WHEREOF, the parties hereto have entered into this Third Amendment as of the date above first written.

SELLER:	Amelang Partners/Alpine, Ltd., a
Texas limited partnership

	By:	Amelang Partners, Inc.,
a Texas corporation, its general partner

/s/ Brent D. Redus
Brent D. Redus, Senior Vice-President

BUYER:	BC Development Co., LLC, a Missouri limited liability company

	By:	/s/ Dan Carr
	Name:	Dan Carr
	Title:	Principal
Federal Tax I.D.: 20-5164785

Signature Page to Third Amendment to Real Estate Purchase Agreement and Escrow Instructions